SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549






                                  SCHEDULE 13G



                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 2)*


                           THERMOVIEW INDUSTRIES, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)




                     Common Stock, $.01 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)




                                    883671505
                                    ---------
                                 (CUSIP Number)




                                  June 30, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


           Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                     |_| Rule 13d-1(b)

                     |_| Rule 13d-1(c)

                     |X| Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Exchange Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


----------------------------------------------------                             ---------------------------------------------------
                CUSIP NO. 883671505                            13G                              PAGE 2 OF 13 PAGES
----------------------------------------------------                             ---------------------------------------------------
---------------- -------------------------------------------------------------------------------------------------------------------
       1         NAME OF REPORTING PERSON
                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 GE Capital Equity Investments, Inc., a Delaware corporation
                 06-1268495
---------------- -------------------------------------------------------------------------------------------------------------------
       2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                  (a) [ ]
                                                                                                                   (b) [X]
---------------- -------------------------------------------------------------------------------------------------------------------
       3         SEC USE ONLY

---------------- -------------------------------------------------------------------------------------------------------------------
       4         CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware, USA
-------------------------------- ------------- -------------------------------------------------------------------------------------
                                      5        SOLE VOTING POWER

                                                   0
           NUMBER OF
            SHARES
         BENEFICIALLY
           OWNED BY
             EACH
           REPORTING
            PERSON
             WITH
-------------------------------- ------------- -------------------------------------------------------------------------------------
                                      6        SHARED VOTING POWER

                                                   1,788,147 (comprised of three warrants to acquire 561,343, 546,804 and
                                                   680,000 shares, respectively)
-------------------------------- ------------- -------------------------------------------------------------------------------------
                                      7        SOLE DISPOSITIVE POWER

                                                   0
-------------------------------- ------------- -------------------------------------------------------------------------------------
                                      8        SHARED DISPOSITIVE POWER

                                                   1,788,147 (comprised of three warrants to acquire 561,343, 546,804 and
                                                   680,000 shares, respectively)
---------------- -------------------------------------------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     1,788,147 (comprised of three warrants to acquire 561,343, 546,804 and 680,000 shares, respectively)
---------------- -------------------------------------------------------------------------------------------------------------------
      10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                                       [ ]
---------------- -------------------------------------------------------------------------------------------------------------------
      11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     17.17%
---------------- -------------------------------------------------------------------------------------------------------------------
      12         TYPE OF REPORTING PERSON

                     CO
---------------- -------------------------------------------------------------------------------------------------------------------

                                       2

----------------------------------------------------                             ---------------------------------------------------
                CUSIP NO. 883671505                            13G                              PAGE 3 OF 13 PAGES
----------------------------------------------------                             ---------------------------------------------------
---------------- -------------------------------------------------------------------------------------------------------------------
       1         NAME OF REPORTING PERSON
                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 General Electric Capital Corporation, a Delaware corporation
                 13-1500700
---------------- -------------------------------------------------------------------------------------------------------------------
       2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                     (a) [ ]
                                                                                                                      (b) [X]
---------------- -------------------------------------------------------------------------------------------------------------------
       3         SEC USE ONLY

---------------- -------------------------------------------------------------------------------------------------------------------
       4         CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware, USA
-------------------------------- ------------- -------------------------------------------------------------------------------------
                                      5        SOLE VOTING POWER

                                                   0
           NUMBER OF
            SHARES
         BENEFICIALLY
           OWNED BY
             EACH
           REPORTING
            PERSON
             WITH
-------------------------------- ------------- -------------------------------------------------------------------------------------
                                      6        SHARED VOTING POWER

                                                   1,788,147 (comprised of three warrants to acquire 561,343, 546,804 and 680,000 shares, respectively)
-------------------------------- ------------- -------------------------------------------------------------------------------------
                                      7        SOLE DISPOSITIVE POWER

                                                   0
-------------------------------- ------------- -------------------------------------------------------------------------------------
                                      8        SHARED DISPOSITIVE POWER

                                                   1,788,147 (comprised of three warrants to acquire 561,343, 546,804 and
                                                   680,000 shares, respectively)
---------------- -------------------------------------------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 1,788,147 (comprised of three warrants to acquire 561,343, 546,804 and 680,000 shares, respectively)
---------------- -------------------------------------------------------------------------------------------------------------------
      10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                                          [ ]
---------------- -------------------------------------------------------------------------------------------------------------------
      11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     17.17%
---------------- -------------------------------------------------------------------------------------------------------------------
      12         TYPE OF REPORTING PERSON

                     CO
---------------- -------------------------------------------------------------------------------------------------------------------

                                       3

----------------------------------------------------                             ---------------------------------------------------
                CUSIP NO. 883671505                            13G                              PAGE 4 OF 13 PAGES
----------------------------------------------------                             ---------------------------------------------------
---------------- -------------------------------------------------------------------------------------------------------------------
       1         NAME OF REPORTING PERSON
                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     General Electric Capital Services, Inc., a Delaware corporation
                     06-1109503
---------------- -------------------------------------------------------------------------------------------------------------------
       2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                (a) [ ]
                                                                                                                 (b) [X]
---------------- -------------------------------------------------------------------------------------------------------------------
       3         SEC USE ONLY
---------------- -------------------------------------------------------------------------------------------------------------------
       4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware, USA
-------------------------------- ------------- -------------------------------------------------------------------------------------
                                      5        SOLE VOTING POWER

                                                   Disclaimed (see 9 below)
           NUMBER OF
            SHARES
         BENEFICIALLY
           OWNED BY
             EACH
           REPORTING
            PERSON
             WITH
-------------------------------- ------------- -------------------------------------------------------------------------------------
                                      6        SHARED VOTING POWER

                                                   Disclaimed (see 9 below)
-------------------------------- ------------- -------------------------------------------------------------------------------------
                                      7        SOLE DISPOSITIVE POWER

                                                   Disclaimed (see 9 below)
-------------------------------- ------------- -------------------------------------------------------------------------------------
                                      8        SHARED DISPOSITIVE POWER

                                                   Disclaimed (see 9 below)
---------------- -------------------------------------------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 Beneficial ownership of all shares is disclaimed by General
                 Electric Capital Services, Inc.
---------------- -------------------------------------------------------------------------------------------------------------------
      10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                                     [ ]
---------------- -------------------------------------------------------------------------------------------------------------------
      11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     Not applicable (see 9 above)
---------------- -------------------------------------------------------------------------------------------------------------------
      12         TYPE OF REPORTING PERSON

                     CO
---------------- -------------------------------------------------------------------------------------------------------------------

                                       4

----------------------------------------------------                             ---------------------------------------------------
                CUSIP NO. 883671505                            13G                              PAGE 5 OF 13 PAGES
----------------------------------------------------                             ---------------------------------------------------
---------------- -------------------------------------------------------------------------------------------------------------------
       1         NAME OF REPORTING PERSON
                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     General Electric Company, a New York corporation
                     14-0689340
---------------- -------------------------------------------------------------------------------------------------------------------
       2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                    (a) [ ]
                                                                                                                     (b) [X]
---------------- -------------------------------------------------------------------------------------------------------------------
       3         SEC USE ONLY
---------------- -------------------------------------------------------------------------------------------------------------------
       4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     New York, USA
-------------------------------- ------------- -------------------------------------------------------------------------------------
                                      5        SOLE VOTING POWER

                                                   Disclaimed (see 9 below)
           NUMBER OF
            SHARES
         BENEFICIALLY
           OWNED BY
             EACH
           REPORTING
            PERSON
             WITH
-------------------------------- ------------- -------------------------------------------------------------------------------------
                                      6        SHARED VOTING POWER

                                                   Disclaimed (see 9 below)
-------------------------------- ------------- -------------------------------------------------------------------------------------
                                      7        SOLE DISPOSITIVE POWER

                                                   Disclaimed (see 9 below)
-------------------------------- ------------- -------------------------------------------------------------------------------------
                                      8        SHARED DISPOSITIVE POWER

                                                   Disclaimed (see 9 below)
---------------- -------------------------------------------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     Beneficial ownership of all shares is disclaimed by General
Electric Company.
---------------- -------------------------------------------------------------------------------------------------------------------
      10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                                        [ ]
---------------- -------------------------------------------------------------------------------------------------------------------
      11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     Not applicable (see 9 above)
---------------- -------------------------------------------------------------------------------------------------------------------
      12         TYPE OF REPORTING PERSON

                     CO
---------------- -------------------------------------------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!

ITEM 1.  NAME OF ISSUER AND ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           (a) and (b) This statement relates to the Common Stock, $.01 par value per share (the "Common Stock"), of ThermoView Industries, Inc., a Delaware corporation (the "Issuer"), which is issuable upon the exercise by GE Capital Equity Investments, Inc. ("GECEI") of Warrant Nos. 4, 6 and 6A dated July 9, 1999, March 22, 2001 and June 30, 2003, respectively, in each case issued to GECEI by the Issuer (the "Warrant"). The address of the principal executive offices of the Issuer is 5611 Fern Valley Road, Suite 203, Louisville, Kentucky 40222.

ITEM 2.  PERSON FILING:

           (a)-(c) This statement is being filed by GECEI, a Delaware Corporation, for and on behalf of itself, General Electric Company ("GE"), General Electric Capital Corporation ("GE Capital") and General Electric Capital Services, Inc. ("GECS"). The agreement among each of GECEI, GE Capital, GECS and GE that this statement be filed on behalf of each of them is attached hereto as Exhibit A. GECS is a subsidiary of GE, GE Capital is a subsidiary of GECS and GECEI is a subsidiary of GE Capital. GECEI is a Delaware corporation with its principal business office located at 120 Long Ridge Road, Stamford, Connecticut 06927. GE Capital is a Delaware corporation with its principal business office located at 260 Long Ridge Road, Stamford, Connecticut 06927. GECS is a Delaware corporation with its principal business office located at 260 Long Ridge Road, Stamford, Connecticut 06927. GE is a New York corporation with its principal business office located at 3135 Easton Turnpike, Fairfield, Connecticut 06431.

           (d)-(e) This statement relates to the Common Stock of the Issuer, $.01 par value per share. The CUSIP No. for such shares is 883671505. Such stock is issuable upon the exercise by GECEI of the Warrant.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

           (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act

           (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act

           (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act

           (d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940

           (e) [ ] An investment adviser in accordance with Rule
13d-1(b)(1)(ii)(E)

           (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F)

           (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G)

           (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act

           (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act

           (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J)

           If this statement is filed pursuant to Rule 13d-1(c), check this box.

ITEM 4.  OWNERSHIP.

           (a)-(c) The response of GECEI, GE Capital, GECS and GE to Items 5, 6, 7, 8, 9 and 11 of each of their respective Cover Sheets which relate to the beneficial ownership of the Common Stock of the Issuer is incorporated herein by reference. The Warrant is owned directly by GECEI.

           Each of GE and GECS hereby expressly disclaims the beneficial ownership of the Warrant and the shares of Common Stock issuable upon exercise of the Warrant.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

           N/A

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

           N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

           N/A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           N/A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

           N/A

ITEM 10.  CERTIFICATION.

           N/A

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  July 9, 2003

                                           GE CAPITAL EQUITY INVESTMENTS, INC.



                                           By:  /s/ Peter J. Muniz
                                              ----------------------------------
                                              Name:  Peter J. Muniz
                                              Title: Senior Vice President

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  July 9, 2003

                                   GENERAL ELECTRIC CAPITAL CORPORATION



                                   By:  /s/ Peter J. Muniz
                                      ------------------------------------------
                                       Name:   Peter J. Muniz
                                       Title:  Department Operations Manager

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  July 9, 2003

                                      GENERAL ELECTRIC CAPITAL SERVICES, INC.



                                      By:  /s/ Peter J. Muniz                 *
                                         ---------------------------------------
                                          Name:  Peter J. Muniz
                                          Title:  Attorney-in-Fact



* Powers of Attorney, dated as of March 13, 2002, by General Electric Capital Services, Inc. and March 12, 2002 by General Electric Company, respectively, are hereby incorporated by reference to Form 4 for Steel Dynamics Inc. filed June 10, 2002 by General Electric Capital Corporation.

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  July 9, 2003

                                         GENERAL ELECTRIC COMPANY



                                         By:  /s/ Peter J. Muniz              *
                                            ------------------------------------
                                             Name:  Peter J. Muniz
                                             Title:  Attorney-In-Fact



* Powers of Attorney, dated as of March 13, 2002, by General Electric Capital Services, Inc. and March 12, 2002 by General Electric Company, respectively, are hereby incorporated by reference to Form 4 for Steel Dynamics Inc. filed June 10, 2002 by General Electric Capital Corporation.

                                  EXHIBIT INDEX



           EXHIBIT                    DESCRIPTION
           -------                    -----------

              A Joint Filing Agreement, dated July 9, 2003, among GECEI, GE Capital, GECS and GE to file joint statement on Schedule 13G.

                                                                       EXHIBIT A
                                                                       ---------

                             JOINT FILING AGREEMENT
                             ----------------------

           This will confirm the agreement by and among all the undersigned that the Schedule 13G filed on or about this date with respect to the beneficial ownership of the undersigned of shares of the Common Stock, $.01 par value per share, of ThermoView Industries, Inc. is being filed on behalf of each of the undersigned. This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated:  July 9, 2003

                                  GE CAPITAL EQUITY INVESTMENTS, INC.



                                  By:  /s/ Peter J. Muniz
                                     -------------------------------------------
                                      Name:  Peter J. Muniz
                                      Title: Senior Vice President

                                  GENERAL ELECTRIC CAPITAL CORPORATION



                                  By:  /s/ Peter J. Muniz
                                     -------------------------------------------
                                      Name:  Peter J. Muniz
                                      Title: Department Operations Manager

                                  GENERAL ELECTRIC CAPITAL SERVICES, INC.



                                  By:  /s/ Peter J. Muniz                    *
                                     -------------------------------------------
                                      Name:  Peter J. Muniz
                                      Title: Attorney-in-Fact


                                  GENERAL ELECTRIC COMPANY


                                  By:  /s/ Peter J. Muniz                    *
                                     -------------------------------------------
                                      Name:  Peter J. Muniz
                                      Title: Attorney-In-Fact

* Powers of Attorney, dated as of March 13, 2002, by General Electric Capital Services, Inc. and March 12, 2002 by General Electric Company, respectively, are hereby incorporated by reference to Form 4 for Steel Dynamics Inc. filed June 10, 2002 by General Electric Capital Corporation.